Exhibit 99.2

OpenTV Corp. Q1 2005 Investor Conference Call
Transcript of Prepared Remarks
May 10, 2005
2:00 PM PST

Operator

Good day, everyone, and welcome to the OpenTV first-quarter 2005 financial results conference call. Today’s call is being recorded. At this time I would like to turn the conference over to Mr. Jim Chiddix, Chairman and Chief Executive Officer. Please go ahead, sir.

Jim Chiddix - OpenTV Corporation — Chairman, CEO

Thank you, operator. Good afternoon and welcome to the OpenTV first-quarter 2005 financial results call. With me today is Rich Hornstein, our Senior Vice President and Chief Financial Officer and Scott Wornow, our Senior Vice President and General Counsel. Before we start, I will ask Scott to give preparatory remarks. Scott.

Scott Wornow - OpenTV Corporation — SVP, Gen. Counsel

Thank you, Jim. Before we begin, I would like to remind you that during the conference call today members of OpenTV’s management will be making some forward-looking statements. These forward-looking statements are based on our current expectation and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, our ability to expand our markets and our product offerings or to maintain positive momentum are forward-looking statements. For a detailed discussion of factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 that we filed earlier today, our Annual Report on Form 10-K for the year ended December 31, 2004, and the other documents that we have filed and may in the future file with the Securities and Exchange Commission. These documents can be viewed on our website or at the SEC’s website. We undertake no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events, or otherwise.

In addition during this call we will also refer to certain non-GAAP financial measures that we believe are helpful to investors in understanding our business and performance. We have included a reconciliation of these measures to GAAP measures in our earnings release which was issued earlier today. That information will be available on the Investor Relations page of our website. We we will also make available a Webcast replay of this call on our website together with the transcript of this call. With that, I would like it turn the call back to Jim.

Jim Chiddix - OpenTV Corporation — Chairman, CEO

Thank you, Scott. We will start today with the review of our first-quarter 2005 financial results. Following Rich’s summary, I will provide a review of our first-quarter accomplishments and then we will open up the call to questions. Rich.

Rich Hornstein - OpenTV Corporation — SVP, CFO

Thanks, Jim. For the quarter ended March 31, 2005, OpenTV’s revenue was $22.8 million or an increase of 31% compared to $17.4 million last year due to strong growth in our middleware royalties. We saw strong growth throughout all regions, especially in Europe with strong shipments by Sky Italia.

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Operating expenses for the quarter were $25.9 million, a decrease of 2% compared to $26.3 million for the prior year due to continued improvement in managing our expenses. Our net loss for the quarter improved by approximately 63% to $3.3 million or $0.03 per share compared with $8.9 million or $0.07 per share for the prior year quarter. On a non-GAAP basis, adjusted EBITDA before unusual items improved to the year by 95% to a loss of $200,000 compared with $4.3 million for the prior year. That improvement reflected strong revenue growth and continued success in managing our cost structure. EBITDA is an acronym for earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA removes the effects of amortization of intangible assets, other income and expenses and minority interests. We have presented adjusted EBITDA before unusual items because we believe these unusual items occurred outside the ordinary course, and we believe it appropriate to bring these items to investors’ attention, consistent with the way we look at the financial aspects of our business. We have provided a reconciliation of adjusted EBITDA before unusual items to net loss as a GAAP measure in our earnings release.

In 2004, we redefined our internal financial reporting to better align our financial analysis with our businesses. We began to assess our results in financial performance and to prepare internal budgeting reports on the basis of three business segments, middleware and integrated technologies, applications, and BettingCorp. We have provided additional information on those segments in our press release and in our 10-Q.

Revenues in the middleware and integrated technologies segment increased by 34% to $18.8 million for the quarter ended March 31, 2005. Revenues in the applications segment remained the same at $3.1 million for the quarter ended March 31, 2005. And revenues in the BettingCorp segment increased by 200% to $900,000 for the quarter ended March 31, 2005. As of March 31, 2005, we had cash, cash equivalents, and short and long-term marketable debt securities totaling $64 million compared to $63 million as of December 31, 2004. The increase in cash resulted principally from strong receivables collections and the continued success in lowering our days sales outstanding to 64 days. As of March 31, 2005 we had 388 employees, up from 374 at the end of December 2004. With that, I now turn the conversation back to Jim.

Jim Chiddix - OpenTV Corporation — Chairman, CEO

Thank you, Rich. I became CEO at OpenTV just a year ago. I believed then that OpenTV had great potential. And I believe that even more today. I saw that potential given the rapid spread of digital video, the desire of consumers to have more control over the information they get from TV, the building competitive pressures in the multichannel video world, and the growing need of companies with goods and services to sell to find better ways to get their messages to consumers as old forms of TV advertising falter. This belief has only grown over the past year. I am more convinced than ever that OpenTV is well positioned to play a big role in the changes which are sweeping through the world of television.

Our installed base of nearly 55 million set top boxes is unmatched and gives us great economies of scale. Our decade of experience in installing, maintaining, and enhancing interactive TV systems serves us and our customers well. And many new opportunities to build on the success are at hand. I’m encouraged by the steps we have taken this year to extend OpenTV’s distribution worldwide, and by new ways that our software platform is providing useful to our customers. As Rich mentioned, our businesses show revenue growth and ongoing successes. Let me highlight a few of those, comparing the first quarter of 2004 with the first quarter of 2005.

Our Platform business grew 34% versus the same quarter a year ago. Our Application and BettingCorp businesses segments grew 18% versus the same quarter in the prior year. Our European and Asian businesses grew 50% and 47% respectively versus the same quarters in the prior year. And finally royalties grew 64% over the same quarter last year. This kind of growth is testament to a continuing trend worldwide as operators deploy digital television services aggressively. We grew the number of set top boxes shipped with our middleware by approximately 30% quarter over quarter, by more than 4 million units. In total, we’ve grown our number of deployed boxes to nearly 55 million. These numbers reflect strong set top box deployments by our customer base and further support our position as the largest provider of this kind of product in the world.

Continued growth will be fueled by several factors: adding new customers, continuing digital deployment at existing customers, and leveraging new business opportunities. We believe some of our largest opportunities are still ahead,

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including North American Cable. The National Cable Television and Telecommunication Association show in San Francisco in April was a great success for OpenTV. This is an important gathering for North American Cable network operators and others from around the world. Interactive television was the buzz at the show and OpenTV was squarely in the middle of the action. We had lots of interest and tremendous booth traffic. At the show we highlighted a broad range of OpenTV products, services and solutions, with a number of demonstrations. I would like to describe some of them.

First, we showed Motorola and Scientific-Atlanta set top boxes running our middleware. These are the boxes that North American Cable operators have deployed. We showed the latest version of the TV Guide iGuide running on this software platform and this is the guide which is deployed on most Motorola systems in the U.S. today. We showed applications running on these boxes including the shopping application developed for QVC, a variety of games, an interactive Mercedes ad which tied to a VOD infomercial and a Sharper Image T-commerce solution. We showed several examples of multicamera angle and multiscreen sports applications. We had the latest content from our PlayJam game service and our betting and gaming services at BettingCorp. We had OpenTV’s advanced PVR solution 2.0, the first PVR solution which supports time shifting of interactive content, along with the associated video. We showed our integrated advertising infrastructure solutions from SpotOn and AdVision. We demonstrated local interactive community channels from broadband interactive TV. And lastly we demonstrated Bluestreak Networks interactive applications running on a flash engine on top of our middleware platform.

We are very focused on the cable opportunity in North America at a time when we believe that iTV is becoming a priority for them. We intend to capture a share of that market through solutions such as enhanced programming, T-commerce, games, interactive advertising, solutions for legacy boxes, and we also intend to have products for OCAP boxes as they emerge. Part of our solution strategy is to build worldwide programmer relationships as exemplified by our announcement in early March about the signing of a multiyear application development agreement with Playboy. This has been a catalyst for a series of active discussions with other programmers who are intrigued by the opportunities this presents to their networks.

North American Cable operators are focused on the triple play, video, data, and voice. And even a quadruple play which adds wireless. OpenTV brings account management and customer care on TV for all of these services. We can also provide caller I.D. on screen, voice mail, and E-Mail notification and retrieval, which will help to enhance these service bundles.

As I mentioned in our last call, with the growth of digital and interactive TV enabled households, we are seeing new opportunities to provide application and back-end systems for all interactive TV Networks, not just those with our middleware. We see interactive advertising as a long-term high-growth opportunity, and are hard at work executing a focused strategy. In mid-March we launched a very successful two-way interactive advertising solution for DISH Network which has over 11 million subscribers and far more boxes than that and has deployed our software platform on virtually all of those boxes.

The interactive advertising solution which leverages OpenTV’s middleware debuted featuring a dynamic 30-second advertisement showcasing the new Mercedes-Benz 2006 M-Class. Yesterday, BMW began a similar interactive ad campaign for its new 3-Series vehicles. The campaigns include multiple runs over numerous network’s. OpenTV’s iAd solution allows DISH Network viewers to use their remote control to retrieve several layers of product information. Viewers are able to click on a trigger that immediately takes them to a Mercedes-Benz interactive TV site. Once there they are able to access a long-form infomercial, request a brochure, find a local Mercedes-Benz authorized dealer, or participate in an exclusive M-Class 2006 road rally. Mercedes-Benz has not released detailed data but they did acknowledge that the campaign was extremely successful, surpassing all expectations. Based on this success we are working with other advertisers and ad agencies. Sony Pictures and BMW have already launched their iAds and we believe this is just a beginning for this product.

FOXTEL the dominant cable and satellite provider in Australia rolled out its first interactive ad campaigns recently. These were developed, integrated, and launched by OpenTV. Toyota and Commonwealth Bank were the two initial users. We expect to support further campaigns with existing and new advertisers. We continue to see strong interest in our SpotOn targeted advertising product. And although we have not announced definitive deals, we believe this kind of advertising has real potential. Comcast has publicly said that they plan a larger test of SpotOn this summer in

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Miami. Advertising is an important part of our future. We intend to expand our efforts in this area. I hope to be able to announce some important developments in this area in the near future.

On our last call I mentioned the emergence of new distribution platforms like IP-television or IPTV. I would like to give you a brief update on our efforts in this area. We are aggressively positioning ourselves as the prime player as this new opportunity unfolds. We have been actively marketing our capabilities. This morning at Telecom Video Europe, we announced OpenTV Core 2.0 for IPTV. This leverages our proven platform into a new market. It makes our huge library of applications immediately available. Whether a cable or satellite operator wants to extend its footprint through IPTV or a new player wants to enter the digital IPTV market, OpenTV enables them to deliver scalable IPTV solutions quickly and cost effectively to their subscribers.

International cable, in particular in Europe, is one of our most important initiatives. We are beginning to see robust growth from existing customers from UGC, one of the largest cable operators in the world. UGC Europe has 13.75 million homes and has nearly 8 million basic subscribers. I cannot overestimate the significance of our working with UGC. They have plans for an aggressive digital deployment in the Netherlands later this year and expect to deploy over 2 million digital set top boxes with OpenTV’s Core 2.0 software. I expect that this will become the template for future digital rollouts throughout Europe and the rest of their properties around the world. To this end, intense efforts are now ongoing with UPC and its set top box and conditional access vendors. This represents significant revenue for us, but the real opportunity is to deploy a truly state-of-the-art digital platform for cable. We expect to be able to take that technology to other operators around the world.

I believe that our games and gaming businesses are positioned to tap into a growing market. On our last call, I briefly talked about OpenTV back-end customer account management systems for games and gaming called Ultimate One. That system supports interactive TV, Internet, and cell phone platforms. We use it for our own gambling service in the UK and believe it will be valuable to a variety of service providers and network operators around the world. We are actively marketing the product and hope to have an announcement out soon as we break new ground in this field.

Finally, I would like to thank Rich Hornstein for his service as the Company’s CFO as he now moves on. We have engaged a search firm to help find a replacement and we will announce the result as soon as it is available.

Now having had a year to assess and review what we have at OpenTV, I am even more heartened by the opportunities that lie ahead. As mentioned earlier we continue to review our business segments and product lines. Those reviews are aligned with my objective of making this company a profitable one, not one driven solely by top-line revenue growth without regard to the bottom line. We have instilled a more disciplined approach over the past year to evaluating what we do well and most importantly where we can make money. We will continue to do that aggressively — as aggressively as we can over the coming months. And I expect that you will see tangible results from these efforts not only in the deals that we do but the financial results that we post.

I remain very optimistic about the continued evolution of our business. We will continue to build on our position as the world’s dominant middleware provider and we’ll aggressively seek new customers while helping our existing customers grow and expand their businesses. We will look to develop and sell additional products to network operators as they expand their digital offerings. With that we will turn the call over to questions. Operator.

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